As filed with the Securities and Exchange Commission on November 28, 2011

Registration No. 333-139777

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176

People’s Republic of China

(86) 10 6787-1166

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul W. Boltz, Jr., Esq.

Ropes & Gray LLP

41st Floor, One Exchange Saquare

8 Connaught Place, Central

Hong Kong S.A.R.

Approximate Date of Commencement of Proposed Sale to the Public: This Post-Effective Amendment No. 1 to Form F-3 (Registration No. 333-139777) is being filed to deregister the securities registered under such Form F-3.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A

(1)	The registrant is not registering additional securities.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form F-3 (this “Post-Effective Amendment”) relates to the Registration Statement on Form F-3 (Registration No. 333-139777) of China Medical Technologies, Inc., a Cayman Islands corporation (the “Company”), which was declared effective by the Securities and Exchange Commission on January 26, 2007 (the “Registration Statement”). The Registration Statement registered for resale by the selling securityholders named therein the Company’s $150,000,000 3.5% Convertible Senior Subordinated Notes Due 2011 (the “2011 Notes”) and the ordinary shares of the Company, par value $0.10 per share (the “Ordinary Shares”), underlying the American depositary shares (“ADSs”) issuable upon conversion of the 2011 Notes. The 2011 Notes have been repaid and redeemed in full prior to any conversion of the 2011 Notes into ADSs. As a result, the offering contemplated by the Registration Statement has terminated.

In accordance with the undertaking of the Company in the Registration Statement, the Company is filing this Post-Effective Amendment to remove from registration the 2011 Notes and the Ordinary Shares registered under the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on November 28, 2011.

China Medical Technologies, Inc.

By:	/s/ Takyung Tsang
Name:	Takyung Tsang
Title:	Director and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No.1 to Form F-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Medical Technologies, Inc., has signed this registration statement or amendment thereto in Newark, Delaware, on November 28, 2011.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director